November 2013 Preliminary Terms No. 67 Registration Statement No. 333-177923 Dated November 22, 2013 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-II, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity. If the underlying index has declined in value, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the index. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the underlying index closing value on the valuation date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	December 3, 2015, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
Underlying index:	CECE Composite Index in EUR (the “CECE Composite Index”). For additional information, see Annex A below.
Aggregate principal amount:	$
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
Valuation date:	November 30, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-II
Leverage factor:	At least 180%. The actual leverage factor will be provided in the pricing supplement and will not be less than 180%.
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$16.00 (160.00% of the stated principal amount) per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	November , 2013 (expected to price on or about November 29, 2013)
Original issue date (settlement date):	December , 2013 (3 business days after the pricing date)
CUSIP / ISIN:	48127A682 / US48127A6828
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$10.00	$0.225	$9.775
Total	$	$	$
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.225 per $10 stated principal amount PLUS. See “Underwriting (Conflicts of Interest)” beginning on page PS-49 of the accompanying product supplement no. MS-1-II.

If the PLUS priced today, the estimated value of the PLUS as determined by JPMS would be approximately $9.656 per $10 stated principal amount PLUS. JPMS’s estimated value of the PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. MS-1-II and “Risk Factors” beginning on page 5 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-1-II, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW. PLEASE ALSO SEE “ADDITIONAL INFORMATION ABOUT THE PLUS” AT THE END OF THIS DOCUMENT.

Product supplement no. MS-1-II dated February 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313000899/crt_dp36035-424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of the CECE Composite Index due December 3, 2015 (the “PLUS”) can be used:

¡	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.

¡	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

¡	To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 2 years

Leverage factor:	At least 180% (to be provided in the pricing supplement)

Maximum payment at maturity:	$16.00 (160.00% of the stated principal amount) per PLUS

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset. If the asset has decreased in value, investors are fully exposed to the negative performance of the asset. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.

Upside Scenario	The underlying index increases in value and, at maturity, the PLUS pay the stated principal amount of $10 plus at least 180% of the index percent increase, subject to the maximum payment at maturity of $16.00 (160.00% of the stated principal amount) per PLUS. The actual leverage factor will be provided in the pricing supplement and will not be less than 180%.

Par Scenario	The final index value is equal to the initial index value and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.

Downside Scenario	The underlying index declines in value and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the initial index value. (Example: if the underlying index decreases in value by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Hypothetical leverage factor:	180% (which represents the lowest hypothetical leverage factor)*
Maximum payment at maturity:	$16.00 (160.00% of the stated principal amount) per PLUS

*The actual leverage factor will be provided in the pricing supplement and will not be less than 180%.

How it works

¡	Upside Scenario. Under these hypothetical terms of the PLUS, if the final index value is greater than the initial index value, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus 180% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under these hypothetical terms of the PLUS, an investor will realize the maximum payment at maturity at a final index value of approximately 133.33% of the initial index value.

¡	Par Scenario. If the final index value is equal to the initial index value, investors will receive the stated principal amount of $10 per PLUS.

¡	Downside Scenario. If the final index value is less than the initial index value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value.

¡	For example, if the underlying index depreciates 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. MS-1-II. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

¡	PLUS do not pay interest or guarantee return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the initial index value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index and may be zero.

¡	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $16.00 (160.00% of the stated principal amount) per PLUS. Although the leverage factor provides at least 180% exposure to any increase in the final index value as compared to the initial index value on the valuation date, because the maximum payment at maturity will be limited to 160.00% of the stated principal amount for the PLUS, any increase in the final index value by more than approximately 33.33% (in the case where the leverage factor is 180%) will not further increase the return on the PLUS. The actual leverage factor will be provided in the pricing supplement and will not be less than 180%.

¡	The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

¡	Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuance or material change in method of calculation of the underlying index, may affect the payment to you at maturity. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to the PLUS Generally” in the accompanying product supplement no. MS-1-II for additional information about these risks.

¡	JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

¡

JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates. JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

¡	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

¡	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

¡	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Secondary trading may be limited” below.

¡	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the index closing value, including:

o	any actual or potential change in our creditworthiness or credit spreads,

o	customary bid-ask spreads for similarly sized trades,

o	secondary market credit spreads for structured debt issuances,

o	the actual and expected volatility of the underlying index;

o	dividend rates on the equity securities included in the underlying index;

o	interest and yield rates in the market,

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the CECE Composite Index trade and the correlation among those rates and the levels of the CECE Composite Index,

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

o	time remaining until the PLUS mature, and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

¡	Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

¡	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

¡	The PLUS entail non-U.S. securities emerging markets risk. The equity securities that compose the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

¡	The PLUS are subject to risks associated with securities listed on exchanges that are not members of the Intermarket Surveillance Group (“ISG”). ISG is composed of an international group of exchanges, market centers and market regulators. One purpose of ISG is to facilitate the identification of fraudulent and manipulative activities across markets. Accordingly, securities listed on exchanges that are not members of ISG may be subject to a greater risk of unidentified fraudulent or manipulative activities. None of the three exchanges on which the securities included in the underlying index are listed are members of ISG. As a result, under circumstances in which securities on these exchanges are subject to fraudulent or manipulative activities, the performance of the underlying index and the value of the notes may be adversely affected.

¡	The PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the European Union euro. The value of your PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the underlying index is expressed (i.e., the European Union euro), although any currency fluctuations could affect the performance of the underlying index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the PLUS, you will not receive any additional payment or incur any reduction in any payment on the PLUS.

¡

The PLUS are subject to currency exchange risk. Because the prices of the equity securities included in the underlying index are converted into European Union euros for the purposes of calculating the level of the underlying index, holders of the PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the underlying index are traded. Your net exposure will depend on the extent to which the currencies in which securities included in the underlying index are traded strengthen or weaken against the European Union euro. If the European Union euro strengthens against the currencies in which securities included in the underlying index are traded, the level of the

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

underlying index will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies and the countries of the European Union and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies and the countries of the European Union; and

o	the extent of government surpluses or deficits in the countries issuing those currencies and the countries of the European Union.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies, the countries of the European Union and other countries important to international trade and finance.

¡	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

¡	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

¡	The final terms and valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be based on relevant market conditions when the terms of the PLUS are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the leverage factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of these preliminary terms. Accordingly, you should consider your potential investment in the PLUS based on the minimums for JPMS’s estimated value and the leverage factor.

¡

The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information About the PLUS — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-II. If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-II and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

CECE Composite Index in EUR Overview

The CECE Composite Index in EUR is made up of liquid stocks traded on the Budapest Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange and is designed as a tradable benchmark for the region of Central Europe. For additional information on the CECE Composite Index in EUR, see the information set forth under Annex A below.

Information as of market close on November 22, 2013:

Bloomberg Ticker Symbol:	CECEEUR

Current Index Closing Value:	1,796.81

52 Weeks Ago (on 11/22/2012):	1,734.35

52 Week High (on 1/2/2013):	1,920.15

52 Week Low (on 6/27/2013):	1,516.67

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2008 through November 22, 2013. The graph following the table sets forth the daily index closing values of the underlying index during the same period. The closing value of the underlying index on November 22, 2013 was 1,796.81. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its index closing value and, therefore, have no effect on the calculation of the payment at maturity.

CECE Composite Index in EUR	High	Low	Period End
2008
First Quarter	2,787.73	2,292.36	2,471.16
Second Quarter	2,684.54	2,392.45	2,402.52
Third Quarter	2,593.35	2,020.57	2,082.72
Fourth Quarter	2,114.08	1,165.47	1,301.54
2009
First Quarter	1,433.58	844.42	1,001.78
Second Quarter	1,424.26	1,026.00	1,336.08
Third Quarter	1,821.37	1,300.93	1,726.47
Fourth Quarter	1,909.98	1,680.15	1,828.25
2010
First Quarter	2,053.66	1,728.43	2,044.65
Second Quarter	2,181.46	1,749.24	1,753.17
Third Quarter	2,045.12	1,738.02	2,045.12
Fourth Quarter	2,180.23	1,953.38	2,115.32
2011
First Quarter	2,226.95	2,072.39	2,185.01
Second Quarter	2,314.10	2,157.06	2,194.31
Third Quarter	2,229.43	1,473.06	1,555.24
Fourth Quarter	1,717.46	1,456.12	1,498.73
2012
First Quarter	1,774.24	1,461.05	1,701.63
Second Quarter	1,712.84	1,448.05	1,623.76
Third Quarter	1,819.86	1,525.42	1,750.39
Fourth Quarter	1,894.60	1,715.15	1,884.06
2013
First Quarter	1,920.15	1,672.40	1,688.71
Second Quarter	1,750.15	1,516.67	1,561.07
Third Quarter	1,735.34	1,543.32	1,689.62
Fourth Quarter (through November 22, 2013)	1,831.68	1,694.65	1,796.81

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
JPMS’s estimated value of the PLUS:

JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this

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hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors — JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.
Secondary market prices of the PLUS:

For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”

Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. However, the IRS or a court may not respect this treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “CECE Composite Index Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

For purposes of the PLUS offered by this document, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-33 of the accompanying product supplement no. MS-1-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-II.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-33 of the accompanying product supplement no. MS-1-II.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. MS-1-II and these preliminary terms if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-1-II dated February 6, 2013.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-II, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-II dated February 6, 2013:

http://www.sec.gov/Archives/edgar/data/19617/000095010313000899/crt_dp36035-424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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ANNEX A

THE CECE COMPOSITE INDEX IN EUR

We have derived all information contained in this document regarding the CECE (Central European Clearing House and Exchanges) Composite Index in EUR (the “CECE Composite Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Wiener Börse AG (“Wiener Börse”). The CECE Composite Index was developed by Wiener Börse and is calculated, maintained and published by Wiener Börse. Wiener Börse has no obligation to continue to publish, and may discontinue the publication of, the CECE Composite Index.

The CECE Composite Index is reported by Bloomberg L.P. under the ticker symbol “CECEEUR”

The CECE Composite Index is a free float weighted price index made up of the most liquid stocks traded on the Budapest Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange and is designed as a tradable benchmark for the region of Central Europe. The Polish Traded Index, the Czech Traded Index and the Hungarian Traded Index form the CECE Composite Index. The CECE Composite Index is calculated in Euros and disseminated in real-time. The base date of the CECE Composite Index was set on January 4, 1999, and the maximum index weight of a single index member is limited to 20%. The main objectives of the CECE Composite Index are index stability, index liquidity, index representativeness, index transparency and index reliability.

Eligibility Criteria

In general, only actively traded blue chips are included in the CECE Composite Index. Stocks are mainly screened according to liquidity and market capitalization. Furthermore, criteria like availability of prices, sector representatives and market interest may be taken into account.

Index Universe

The “index universe” is defined as all shares of the market not excluded by predetermined exclusion criteria. In order to track the most liquid and highest-capitalized stocks of a market, it is essential to specify the shares or segments that belong to the universe of the CECE Composite Index.

The Index Committee, as the decision-making body, is in charge of selecting the shares to be included in the CECE Composite Index. The Vienna Stock Exchange does not use minimum size or minimum turnover requirements. This is due to a strong focus on emerging markets, where fluctuations in company value are often volatile and thus might limit the Index Committee’s scope of decision-making. The application of strict criteria to these markets might lead to difficulties in determining candidates for inclusions or exclusions in Index Committee meetings as, due to only temporary difficulties, basically eligible and representative companies might not fulfill certain criteria at the cut-off date. It is therefore up to the Index Committee members to decide, according to the criteria for inclusion and exclusion specified below, whether to consider a company for inclusion or exclusion.

In general, all listed shares of an eligible stock are subject to the screening process. Mutual funds, ETFs (Exchange Traded Funds), equity derivatives, limited partnerships, REITs (Real Estate Investment Trusts) and most other investment trusts are not eligible for inclusion in the index universe. Preferred shares are only eligible in the exceptional case, e.g., if the main turnover occurs in preferred shares instead of ordinary shares, and/or only preferred shares of an eligible and representative security are listed.

Criteria for Inclusion

Turnover. Turnover is the major criterion for inclusion. The Index Committee may disregard shares with a high market capitalization but low turnover at its meetings. Decisions are based on a 12-month median turnover watch list, converted into euros, that is drawn up according to turnover statistics delivered by the local stock exchanges.

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Market Capitalization. In addition to share turnover, market capitalization is reviewed as another criterion. Market capitalization of the securities of the index universe is determined on the basis of the number of shares listed and their respective prices, available on the last trading day of January, April, July and October prior to the quarterly review dates in March, June, September and December.

Price Availability. The criterion of price availability indicates whether there are regular price updates for an eligible share or if new prices or high turnover volumes are generated only on a few shares trading.

Transparency. Eligible and existing index constituents are also reviewed with regard to their transparency. This review includes, among other factors, the way important corporate announcements such as capital increases or dividend payments are handled, the corporate website’s content and the availability of shareholder structures.

Market Interest. Market interest may be taken into account to identify shares that are qualified for index inclusion according to the above mentioned criteria. If, for instance, a share is not tradable due to local trading restrictions or does not suit the CECE Composite Index for some other reason, the Index Committee may disregard this security during the index review process.

Criteria for Exclusion

Turnover. All shares eligible for index membership are ranked according to turnover. If an index constituent lags behind shares that are not index constituents or if it shows a significantly lower turnover as compared to other index constituents, it will be put on the exclusion list and may consequently be removed from the index at the next semi-annual index rebalancing date (March and September), if turnover figures do not improve accordingly.

Market Capitalization. Stocks that show a decreasing market capitalization and thus fall behind stocks that are not index members may be put on the exclusion list and may be removed from the index in the course of the next review.

Market Interest. The Vienna Stock Exchange aims to anticipate possible disruptions such as mergers, takeovers, bankruptcy filings, longer trading suspensions, etc., and tries to exclude index constituents affected by such difficulties in the course of the quarterly index revisions. The intention is to keep the index liquid, tradable and to avoid extraordinary index exclusions between the review dates.

Index Calculation

The CECE Composite Index is calculated and disseminated in real-time from 9:00 a.m. to 5:45 p.m. Central European Time (“CET”), using prices and currency updates delivered by Thomson Reuters or the internal data feed of the Vienna Stock Exchange. Index dissemination starts as soon as stock prices or currency updates sent by Thomson Reuters are received by the Vienna Stock Exchange and trigger new index values. Dissemination terminates after the close of trading on the last relevant trading system and after a final currency update has been received.

The price sources for stocks composing the CECE Composite Index are the Budapest Stock Exchange Equities Market, the Prague Stock Exchange SPAD and KOBOS and all equity segments of the Warsaw Stock Exchange. Trading closes at 5:10 p.m., 4:27 p.m. and 5:40 p.m. CET for the Budapest Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange, respectively.

Index Calculation

The CECE Composite Index is continuously calculated during trading hours. The new index value is calculated by multiplying the initial value by the ratio of the current index capitalization to the initial capitalization and the current adjustment factor. The purpose of the adjustment factor is to compensate for changes due to index adjustments (e.g., corporate actions). Dividend payments will not be taken into account in calculating the index value.

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Index capitalization can be described as the sum of the products of all prices of its members multiplied by their respective calculation factors: number of shares, free float factor and representation factor. In order to calculate the index value, the current index capitalization has to be put into relation to the index capitalization at the start date and multiplied by the start value and the effective adjustment factor:

Pi,	Price of ith stock
Zi	Number of shares of ith stock
FFi	Free Float Factor of ith stock
RFi	Representation Factor of ith stock
N	Number of companies contained in the index
t	Time of index calculation

Index	Value of the index
Base Value	Base Value of the index
Base Capitalization	Base Capitalization of the index
AFt	Adjustment Factor of the index at time t
T	Time of calculation

In case of an index adjustment (i.e., capital increase, etc.), a new adjustment factor has to be calculated.

P’i,	Price of ith stock after adjustment (except dividend adjustment)
Divi	Dividend of ith stock
Q’i	Number of shares of ith stock after adjustment
FF’i	Free Float Factor of ith stock after adjustment
RF’[i]	Representation Factor of ith stock after adjustment
N	Number of companies contained in the index
t	Time of index calculation

AF	Adjustment Factor of the index before adjustment
AF’	Adjustment Factor of the index after adjustment
N	Number of companies contained in the index
t	Time of index calculation (adjustment day)

Currency Information Used for Calculation

The calculation of the CECE Composite Index denominated in Euros is based on the last median exchange rates of the local currencies versus the Euro (mid-value of simultaneously available bid and ask quotes) disseminated by Thomson Reuters and received by the Vienna Stock Exchange during the calculation period. During the calculation time of the CECE Composite Index, currencies are converted every two minutes at the current exchange rate. The rates received at conversion time remain valid for two minutes and are used for updating index prices until the next exchange rate is received.

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In case the Vienna Stock Exchange does not receive any updates via Thomson Reuters, the last available exchange rate is used for calculating the CECE Composite Index. For calculating the closing value of the CECE Composite Index, the Vienna Stock Exchange uses the WM/Thomson Reuters rate fixed at 5:00 p.m. CET, available on Thomson Reuters page WMRSPOT01 at around 5:30 p.m. CET.

Calculation Factors

The Vienna Stock Exchange uses two main weighting factors, the Free Float Factor and the Representation Factor, in order to reflect the shares of a company available for trading. These factors also prevent a single index constituent from gaining too much influence on the index performance. The third calculation factor used is the number of shares of an index constituent. Capitalization within the CECE Composite Index is thus calculated as the product of listed shares, price, Free Float Factor and Representation Factor.

    Free Float Factor

Free float is defined as a security’s outstanding shares adjusted by block ownership to reflect tradable and investable shares. The following types of block ownership are not classified as free float:

•	Company ownership – positions of more than 5% owned by other companies, including banks, life insurance companies, venture capital firms, private equity and leveraged buyout groups.

•	Government ownership – shareholdings exceeding 5% owned by governments and affiliated entities.

•	Employee ownership – shareholdings of more than 5% held by employees in a variety of ways, including employer-sponsored retirement plans, savings plans as well as incentive compensation programs.

•	Private ownership – positions of more than 5% owned by individuals or families related to or closely affiliated with the company’s principal officers or members of the company’s board of directors and founding members deemed to be insiders, as well as ownerships of individuals that can be considered as strategic investments.

•	Investment funds and mutual funds – positions of more than 25% are considered as strategic interests and are therefore not classified as free float.

•	Treasury shares – shares owned by the company are generally considered to be unavailable for trading and are therefore non-free float.

The free float is represented by the following weighting factors: 0.10 – 0.20 – 0.30 – 0.40 – 0.50 – 0.60 – 0.70 – 0.80 – 0.90 – 1.00. Only the weighting factor exceeding the determined free float is used for calculation. The free float factor is determined by the Vienna Stock Exchange and adjusted on a quarterly basis by the Index Management. Its adjustment is based on information disclosed on participating interests in exchange-listed companies, made available either by the respective marketplace, the securities registry office, a data vendor, a major shareholder or by the company itself.

    Representation Factor

The representation factor prevents an index member from exceeding a defined maximum index weighting on a certain cut-off date. The maximum index weight of a single index member is limited to 20%. The representation factor may have a value between 0.01 and 1.00; it always has two decimal places.

The value of a representation factor is usually 1.00. If the weighting of an index member exceeds the threshold on one of the quarterly cut-off dates, its representation factor will be reduced until its weighting does not exceed the threshold anymore. The overall aim for the weighting of an index member is to come as close as possible to the prevailing weighting threshold.

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The representation factor will therefore be recalculated in case the weighting of an index member exceeds the threshold or in case the constituent’s representation factor on one of the quarterly cut-off dates is already lower than 1.00 and its weighting below the threshold.

In general, the representation factor is reviewed by the Index Management on a quarterly basis. In case of an operational index adjustment (e.g., fast entry of a newly listed stock, exclusion of a stock contained in the index, capital measures, etc.), the representation factor may be immediately recalculated in order to ensure the representativeness of the CECE Composite Index. In case of corporate actions that have to be adjusted between the review dates, the representation factor is reviewed if the corporate action causes a shift in weight of the highest weighted index constituent of at least 5%.

Index Capitalization Limits. Limitations in index capitalization are intended to make sure that the CECE Composite Index is well-balanced and representative. Stocks, markets and sectors can all be subject to limited weighting. The CECE Comnposite Index has a maximum capitalization restriction of 20% and is not limited by market.

    Number of Shares

In general, only ordinary tradable shares of companies that have their primary listing on a local exchange are included in the indices of the Vienna Stock Exchange. In case a company has issued different series of shares, they are treated like different stocks, but in general only one stock category issued by a company is included in the indices. In exceptional cases, dual listings of stocks may be included by committee decision. National Privatization Units, investment fund shares and similar investment forms set up as stock corporations are not eligible for inclusion in an index.

Preferred shares may be included in exceptional cases, e.g., in case the main turnover occurs in the preferred shares or in case preferred shares are the only listed securities of a representative stock. The decision on the inclusion of preferred shares into an index is taken by the Index Committee at its semi-annual meetings in March and September.

Periodic Reviews

Periodic reviews are conducted on a quarterly basis in order to maintain index quality. Regular meetings take place on the first Thursday in March, June, September and December. In case the first Thursday is a non-trading day at the Vienna Stock Exchange, the date of the committee meeting may be rescheduled. Calculation factors, such as free float factor, representation factor and number of shares, are reviewed on a quarterly basis in March, June, September and December, whereas regular changes to the index composition only take place in March and September. Index inclusions and exclusions in June and December are conducted only in exceptional cases.

    Semi-annual Reviews of Index Composition (March and September)

The Index Committee decides upon index inclusions or exclusions at its semi-annual meetings in March and September. These decisions are based on index watch lists that rank shares of the index universe according to turnover and market capitalization. This ranking provides the Index Committee with the information needed to decide on whether to include or exclude a company from the CECE Composite Index or whether to put it as a candidate on an inclusion or exclusion list.

Index Watch List. The index watch list is drawn up prior to every quarterly meeting of the Index Committee; it is the basis for all decisions relating to index inclusions or exclusions. Shares are ranked according to two main criteria: 12-month median turnover and market capitalization. Data on the 12-month median turnover is taken from official trading statistics published by the stock exchanges of the index universe, whereas market capitalization is calculated by multiplying the listed number of shares by ultimo prices.

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Inclusion List. An inclusion list informs investors about possible index changes at the forthcoming semi-annual meeting. In order to ensure a certain degree of index stability, a maximum of three index members that have been on the inclusion list for at least one quarter may be added to the CECE Composite Index/

Exclusion List. Exclusion lists contain existing index constituents eligible for exclusion in the course of the next semi-annual review. In order to ensure a certain degree of index stability, a maximum of three index members that have been on the exclusion list for at least one quarter may be removed from the CECE Composite Index.

Quarterly Reviews of Calculation Factors (March, June, September and December)

Calculation factors (i.e., free float factor, representation factor and number of shares) are reviewed on a quarterly basis (March, June, September and December) at the beginning of the respective month by the Index Management team.

The following issues are subject to review:

—	Determination of the number of issued shares for stocks contained in the index
—	Determination of free float factors for stocks contained in the index
—	Determination of representation factors for stocks contained in the index
—	Determination of effective dates of adopted changes
—	Update of inclusion and exclusion lists

Representation factors for the stocks contained in the CECE Composite Index are determined two days prior to the operational implementation of the adjustments; their determination is based on the official closing prices on that day (two entire trading days before all index adjustments become effective).

Changes determined in the course of a periodic index review are generally executed after the close of trading on the last trading day in derivative products in March, June, September and December. This is usually the third Friday of the respective month. If the third Friday is an exchange holiday at the Vienna Stock Exchange, the changes will be implemented in the evening of the previous trading day.

Corporate Actions

The following table summarizes how corporate actions are dealt with when calculating the CECE Composite Index:

Corporate Action	Index
Rights Issue – Hard Underwriting and fixed price at discount	1-step adjustment on ex-date
Rights Issue – Soft Underwriting and fixed price at discount	2-step adjustment: markdown on ex-date, new shares after registration
Rights Issue – Missing Information	No adjustment on ex-date, new shares implemented after registration
Rights Issue – Price Band	If mid-value of price band shows discount to market price – markdown on ex-date
Rights Issue – Maximum Price	If maximum price shows discount to market price – markdown on ex-date
Stock Options & Conv. Bonds	Adjustment at quarterly review
Secondary Public Offering	Adjustment after registration of shares
Immediate Free Float Adjustments	After violation of at least two FF-Bands
Immediate Representation Factor Adjustments	Change of highest weighted constituent of 5% due to corporate action
Stock Splits & Reverse Splits	Price & number of shares adjusted on ex-date

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Stock Dividends	Price & number of shares adjusted on ex-date in case of extraordinary distribution
Spin-off	Re-inclusion of spin-off on the first trading day and exclusion after the first trading day
Mergers & Acquisitions	Removal from index if Free Float decreases below 5% in the course of takeover
Trading Suspension	Possible removal from index if suspension lasts for ten consecutive days – re-inclusion at suspension price

Management Responsibilities

Index Committee

The Index Committee is the independent decision-making body for all indices of the Vienna Stock Exchange. It is responsible for deciding on key policy issues, maintaining the index management rules for all indices of the Vienna Stock Exchange, as well as for decisions regarding index changes and for exceptions to the rules. The Index Committee meetings take place on a semi-annual basis in March and September at the Vienna Stock Exchange (regular meetings) or, in emergency cases, more often, if required. The decisions taken by the Index Committee are published immediately after the committee meetings.

Index Management

The Index Management team is responsible for the daily operations, such as controlling index calculation and dissemination of index values via data providers. It also provides market participants with information on any adjustments to the composition of indices and/or calculation parameters. Apart from these activities, the Index Management team is in charge of drawing up country and regional statistics that serve as a basis for the decisions of the Index Committee Members. It also implements the Committee’s decisions and contacts voting members, if required.

Announcement Policy

Changes that result from a quarterly index review are announced immediately after the Index Committee meeting and implemented after the close of trading on the third Friday of the respective month (March, June, September or December). If the third Friday is an exchange holiday at the Vienna Stock Exchange, the changes will be implemented in the evening of the preceding trading day. Index adjustments that take place between the quarterly review dates are generally announced at least two trading days before the changes take effect. In emergency cases, such announcements may happen in a shorter, but nonetheless adequate period of time.

License Agreement with Wiener Börse AG

The CECE Composite Index has been licensed for use by an affiliate of ours in connection with certain financial products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Wiener Börse AG. Wiener Börse AG makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in financial products generally or in the notes particularly, or the ability of the CECE Composite Index to track general stock market performance. Wiener Börse AG’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of Wiener Börse AG to an affiliate of JPMorgan Chase & Co. without regard to JPMorgan Chase & Co. or the notes. Wiener Börse AG has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the CECE Composite Index. Wiener Börse AG is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at

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PLUS Based on the Value of the CECE Composite Index in EUR due December 3, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

maturity of the notes. Wiener Börse AG has no obligation or liability in connection with the administration, marketing or trading of the notes.

Wiener Börse AG does not guarantee the accuracy and/or the completeness of the CECE Composite Index or any data included therein and Wiener Börse AG shall have no liability for any errors, omissions or interruptions therein. Wiener Börse AG makes no warranty, express or implied, as to results to be obtained by JPMorgan Chase & Co., holders of the notes, or any other person or entity from the use of the CECE Composite Index or any data included therein. Wiener Börse AG makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the CECE Composite Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Börse AG have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

“Wiener Börse AG” and “CECE Composite Index in EUR” are trademarks of Wiener Börse AG and have been licensed for use by an affiliate of JPMorgan Chase & Co. This transaction is not sponsored, endorsed, sold or promoted by Wiener Börse AG and Wiener Börse AG makes no representation regarding the advisability of purchasing any of the notes.

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